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                                                                       Exhibit 5








October 20, 1997


GRC International, Inc.
1900 Gallows Road
Vienna, Virginia 22182


Gentlemen:

I have assisted GRC International, Inc. ("Registrant") in connection with the filing with the Securities and Exchange Commission ("Commission") of a Registration Statement on Form S-8 under the Securities Act of 1933 relating to the offer and sale of up to 440,000 shares of the Registrant's common stock pursuant to its 1996 Officers Stock Option Plan and 1996 Employee Option Plan ("Plans"). I have examined the Registrant's charter and bylaws, the Plans, and such other documents as I have deemed necessary to render the opinion expressed herein.

Based on the foregoing, it is my opinion that the shares of common stock to be offered for sale pursuant to the Plans, when sold in accordance with the provisions of the Plans, will be validly issued, fully paid and non-assessable.

I consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the caption "Interests of Counsel" in the Registration Statement. I do not thereby admit that I am an "expert" as that term is used in the Securities Act of 1933 and the Rules and Regulations thereunder.


Sincerely,


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